NSAR ITEM 77O
VK Trust for Insured Municipals
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From        shares  	underwriting  Purchase

1.              St. Lucia	 William R.  2,950        4.19        7/16/01
               Cnty Florida       Hough
               School Board

2.          City of Houston       Piper      2,500        0.58        8/16/01
                                Jaffray

3.             City of         JP Morgan     8,000        3.59        8/17/01
               Chicago

Underwriting Participants:

Underwriting #1
William R. Hough
A.G. Edwards & Sons
Morgan Stanley Dean Witter

Underwriting #2
U.S. Bancorp Piper Jaffray
Loop Capital Markets
Banc of America Securities
A.G. Edward & Sons
Salomon Smith Barney
Apex Pryor Securities
SWS Securities
Chapman Company

Underwriting #3
JP Morgan Securities
William Blair & Co.
Siebart Brandford Shank
A.G. Edward & Sons
Jackson Securities
Morgan Stanley